Letter Agreement

To the Board of Directors of	As of August 2, 2006
East India Company Acquisition Corp.

Gentlemen:

In the event that East India Company Acquisition Corp. (the “Corporation”) does not consummate a business combination and must distribute to its public stockholders the amount in its trust account (including any accrued interest) plus any remaining net assets, and if such funds are insufficient to complete such liquidation, the undersigned agrees to advance such funds necessary to complete such liquidation (currently anticipated to be no more than approximately $15,000) and agrees not to seek repayment for such expenses.

Very truly yours,

/s/ Kary Shankar
Kary Shankar

/s/ Dipak Nandi
Dipak Nandi